SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                 SCHEDULE 13G/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                 AMENDMENT No. 1

                              Steel Dynamics, Inc.
                         ------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
                    -----------------------------------------
                         (Title of Class of Securities)

                                    858119100
                                 --------------
                                 (CUSIP Number)

                                December 31, 2007
                      ------------------------------------
                      (Date of Event Which Requires Filing
                               of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |X|   Rule 13d-1(c)

      |_|   Rule 13d-1(d)

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                         (Continued on following pages)

                              (Page 1 of 18 Pages)

-------------------                                           ------------------
CUSIP NO. 858119100                  13G/A                    Page 2 of 18 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       TPG-Axon Capital Management, LP ("TPG-Axon Management")
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |X|

                                                                         (b) |_|
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware

--------------------------------------------------------------------------------
       NUMBER OF       5       SOLE VOTING POWER
       SHARES
                               0
                       ---------------------------------------------------------
       BENEFICIALLY    6       SHARED VOTING POWER

                               7,000,000
                       ---------------------------------------------------------
       OWNED BY        7       SOLE DISPOSITIVE POWER

       EACH
                               0
       REPORTING
                       ---------------------------------------------------------
       PERSON          8       SHARED DISPOSITIVE POWER

       WITH                    7,000,000
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED
       BY EACH REPORTING PERSON

       7,000,000
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       |_|

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       7.3%*
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

       IA
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 858119100                  13G/A                    Page 3 of 18 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       TPG-Axon Partners GP, LP ("PartnersGP")
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |X|

                                                                         (b) |_|
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware

--------------------------------------------------------------------------------
       NUMBER OF       5       SOLE VOTING POWER
       SHARES
                               0
                       ---------------------------------------------------------
       BENEFICIALLY    6       SHARED VOTING POWER

                               2,309,999
                       ---------------------------------------------------------
       OWNED BY        7       SOLE DISPOSITIVE POWER

       EACH
                               0
       REPORTING
                       ---------------------------------------------------------
       PERSON          8       SHARED DISPOSITIVE POWER

       WITH                    2,309,999
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,309,999
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       |_|

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       2.4%*
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 858119100                   13G/A                   Page 4 of 18 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       TPG-Axon GP, LLC ("GPLLC")
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |X|

                                                                         (b) |_|
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware

--------------------------------------------------------------------------------
       NUMBER OF       5       SOLE VOTING POWER
       SHARES
                               0
                       ---------------------------------------------------------
       BENEFICIALLY    6       SHARED VOTING POWER

                               7,000,000
                       ---------------------------------------------------------
       OWNED BY        7       SOLE DISPOSITIVE POWER

       EACH
                               0
       REPORTING
                       ---------------------------------------------------------
       PERSON          8       SHARED DISPOSITIVE POWER

       WITH                    7,000,000
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       7,000,000
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       |_|

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       7.3%*
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 858119100                  13G/A                    Page 5 of 18 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       TPG-Axon Partners, LP ("TPG-Axon Domestic")
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |X|

                                                                         (b) |_|
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware

--------------------------------------------------------------------------------
       NUMBER OF       5       SOLE VOTING POWER
       SHARES
                               0
                       ---------------------------------------------------------
       BENEFICIALLY    6       SHARED VOTING POWER

                               2,309,999
                       ---------------------------------------------------------
       OWNED BY        7       SOLE DISPOSITIVE POWER

       EACH
                               0
       REPORTING
                       ---------------------------------------------------------
       PERSON          8       SHARED DISPOSITIVE POWER

       WITH                    2,309,999
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,309,999
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       |_|

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       2.4%*
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 858119100                   13G/A                   Page 6 of 18 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       TPG-Axon Partners (Offshore), Ltd. ("TPG-Axon Offshore")
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |X|

                                                                         (b) |_|
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Cayman Islands
--------------------------------------------------------------------------------
       NUMBER OF       5       SOLE VOTING POWER
       SHARES
                               0
                       ---------------------------------------------------------
       BENEFICIALLY    6       SHARED VOTING POWER

                               4,690,001
                       ---------------------------------------------------------
       OWNED BY        7       SOLE DISPOSITIVE POWER

       EACH
                               0
       REPORTING
                       ---------------------------------------------------------
       PERSON          8       SHARED DISPOSITIVE POWER

       WITH                    4,690,001
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       4,690,001
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       |_|

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       4.9%*
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 858119100                  13G/A                   Page 7 of 18 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       Dinakar Singh LLC ("Singh LLC")
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |X|

                                                                         (b) |_|
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
       NUMBER OF       5       SOLE VOTING POWER
       SHARES
                               0
                       ---------------------------------------------------------
       BENEFICIALLY    6       SHARED VOTING POWER

                               7,000,000
                       ---------------------------------------------------------
       OWNED BY        7       SOLE DISPOSITIVE POWER

       EACH
                               0
       REPORTING
                       ---------------------------------------------------------
       PERSON          8       SHARED DISPOSITIVE POWER

       WITH                    7,000,000
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       7,000,000
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       |_|

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       7.3%*
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 858119100                  13G/A                    Page 8 of 18 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       Dinakar Singh ("Mr. Singh")
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |X|

                                                                         (b) |_|
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       USA
--------------------------------------------------------------------------------
       NUMBER OF       5       SOLE VOTING POWER
       SHARES
                               0
                       ---------------------------------------------------------
       BENEFICIALLY    6       SHARED VOTING POWER

                               7,000,000
                       ---------------------------------------------------------
       OWNED BY        7       SOLE DISPOSITIVE POWER

       EACH
                               0
       REPORTING
                       ---------------------------------------------------------
       PERSON          8       SHARED DISPOSITIVE POWER

       WITH                    7,000,000
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       7,000,000
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       |_|

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       7.3%*
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 858119100                  13G/A                    Page 9 of 18 Pages
-------------------                                           ------------------

The Schedule 13G initially filed on November 5, 2007, is hereby amended and restated by this Amendment No. 1 to the Schedule 13G.

ITEM 1.

      (a)   NAME OF ISSUER: Steel Dynamics, Inc.

      (b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            6714 Pointe Inverness Way
            Suite 200
            Fort Wayne, IN 46804

ITEM 2.

         2(a). NAME OF PERSON FILING:

         This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

         (i) TPG-Axon Capital Management, LP ("TPG-Axon Management"), a Delaware limited partnership, with respect to the Shares reported in this Schedule 13G/A held by TPG-Axon Partners, LP ("TPG-Axon Domestic") and TPG-Axon Partners (Offshore), Ltd. ("TPG-Axon Offshore," and together with TPG-Axon Domestic the "Funds")

         (ii) TPG-Axon Partners GP, LP ("PartnersGP"), a Delaware limited partnership which serves as the general partner of TPG-Axon Domestic, with respect to the Shares reported in this Schedule 13G/A managed by TPG-Axon Management and held by TPG-Axon Domestic.

         (iii) TPG-Axon GP, LLC ("GPLLC"), a Delaware limited liability company, which serves as the general partner of TPG-Axon Management and PartnersGP, with respect to the Shares reported in this Schedule 13G/A managed by TPG-Axon Management and held by the Funds.

         (iv) TPG-Axon Domestic, a Delaware limited partnership, with respect to the Shares reported in this Schedule 13G/A directly held by it.

         (v) TPG-Axon Offshore, a Cayman Islands exempted company, with respect to the Shares reported in this Schedule 13G/A directly held by it.

         (vi) Dinakar Singh LLC ("Singh LLC"), a Delaware limited liability company which serves as the managing member of GPLLC, with respect to the Shares reported in this Schedule 13G/A managed by TPG-Axon Management and held by the Funds.

         (vii) Dinakar Singh ("Mr. Singh"), an individual who serves as the managing member of Singh LLC, with respect to the Shares reported in this Schedule 13G/A managed by TPG-Axon Management and held by the Funds.

-------------------                                           ------------------
CUSIP NO. 858119100                   13G/A                  Page 10 of 18 Pages
-------------------                                           ------------------

      (b) ADDRESS OF PRINCIPAL OFFICE:

            (All, except TPG-Axon       TPG-Axon Offshore
            Offshore)

            888 Seventh Avenue          c/o Goldman Sachs (Cayman) Trust Limited
            38th Floor                  PO Box 896GT, Harbour Centre, 2nd Floor
            New York, New York 10019    George Town, Grand Cayman
                                        Cayman Islands, BWI

      (c) Citizenship: Delaware (all except TPG-Axon Offshore and Mr. Singh); TPG-Axon Offshore: Cayman Islands; Mr. Singh is a United States citizen.

      (d)   Title of Class of Securities: Common Stock

      (e)   CUSIP Number: 858119100

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

      (a) |_| Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

      (b)  |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

      (c) |_| Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

      (d) |_| Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

      (e) |_| An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E).

      (f) |_| An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F).

      (g) |_| A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G).

      (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

      (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

      (j)  |_| Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

         IF THIS STATEMENT IS FILED PURSUANT TO Rule 13d-1(c), CHECK THIS
BOX  [X]

-------------------                                          -------------------
CUSIP NO. 858119100                  13G/A                   Page 11 of 18 Pages
-------------------                                          -------------------

ITEM 4. OWNERSHIP

         TPG-Axon Management, as investment manager to TPG-Axon Domestic and TPG-Axon Offshore, has the power to direct the disposition and voting of the Shares held by TPG-Axon Domestic and TPG-Axon Offshore. PartnersGP is the general partner of TPG-Axon Domestic. GPLLC is the general partner of PartnersGP and TPG-Axon Management. Singh LLC is a Managing Member of GPLLC. Mr. Singh, an individual, is the Managing Member of Singh LLC and in such capacity may be deemed to control Singh LLC, GPLLC and TPG-Axon Management, and therefore may be deemed the beneficial owner of the securities held by TPG-Axon Domestic and TPG-Axon Offshore.

         Each of Singh LLC, GPLLC, PartnersGP and Mr. Singh disclaim beneficial ownership of all of the Shares of Common Stock reported in this 13G/A.

         A.   TPG-Axon Management
              (a) Amount beneficially owned: 7,000,000
              (b) Percent of class: 7.3%*
                  (*All percentages of beneficial ownership reported in
                  this Schedule 13G/A are based on the approximately
                  96,541,395 shares of Common Stock issued and
                  outstanding as of November 2, 2007, as reported in
                  the Issuer's form 10-Q for the quarterly period ended September 30, 2007.)
              (c) Number of shares as to which the person has:
                  (i)   Sole power to vote or to direct the vote:  0
                  (ii)  Shared power to vote or to direct the vote: 7,000,000
                  (iii) Sole power to dispose or to direct the disposition of: 0
                  (iv) Shared power to dispose or to direct the disposition of: 7,000,000

         B.   PartnersGP
              (a) Amount beneficially owned: 2,309,999
              (b) Percent of class: 2.4%*
              (c) Number of shares as to which the person has:
                  (i)   Sole power to vote or to direct the vote:  0
                  (ii)  Shared power to vote or to direct the vote: 2,309,999
                  (iii) Sole power to dispose or to direct the disposition of: 0
                  (iv) Shared power to dispose or to direct the disposition of: 2,309,999

-------------------                                          -------------------
CUSIP NO. 858119100                  13G/A                   Page 12 of 18 Pages
-------------------                                          -------------------


         C.   GPLLC
              (a) Amount beneficially owned: 7,000,000
              (b) Percent of class: 7.3%*
              (c) Number of shares as to which the person has:
                  (i)   Sole power to vote or to direct the vote:  0
                  (ii)  Shared power to vote or to direct the vote: 7,000,000
                  (iii) Sole power to dispose or to direct the disposition of: 0
                  (iv) Shared power to dispose or to direct the disposition of: 7,000,000

          D.  TPG-Axon Domestic
              (a)  Amount beneficially owned: 2,309,999
              (b)  Percent of class: 2.4%*
              (c)  Number of shares as to which the person has:
                   (i)   Sole power to vote or to direct the vote:  0
                   (ii)  Shared power to vote or to direct the vote: 2,309,999
                   (iii) Sole power to dispose or to direct the disposition
                         of: 0
                   (iv) Shared power to dispose or to direct the disposition of: 2,309,999

          E.  TPG-Axon Offshore
              (a)  Amount beneficially owned: 4,690,001
              (b)  Percent of class: 4.9%*
              (c)  Number of shares as to which the person has:
                   (i)   Sole power to vote or to direct the vote:  0
                   (ii)  Shared power to vote or to direct the vote: 4,690,001
                   (iii) Sole power to dispose or to direct the disposition
                         of: 0
                   (iv) Shared power to dispose or to direct the disposition of: 4,690,001

           F.  Singh LLC
               (a)  Amount beneficially owned: 7,000,000
               (b)  Percent of class: 7.3%*
               (c)  Number of shares as to which the person has:
                    (i)   Sole power to vote or to direct the vote:  0
                    (ii)  Shared power to vote or to direct the vote: 7,000,000
                    (iii) Sole power to dispose or to direct the disposition
                          of: 0
                    (iv) Shared power to dispose or to direct the disposition of: 7,000,000

-------------------                                          -------------------
CUSIP NO. 858119100                   13G/A                  Page 13 of 18 Pages
-------------------                                          -------------------

           G.  Mr. Singh
               (a) Amount beneficially owned: 7,000,000
               (b) Percent of class: 7.3%*
               (c) Number of shares as to which the person has:
                   (i)   Sole power to vote or to direct the vote:  0
                   (ii)  Shared power to vote or to direct the vote: 7,000,000
                   (iii) Sole power to dispose or to direct the disposition
                         of: 0
                   (iv) Shared power to dispose or to direct the disposition of: 7,000,000

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

      Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

      See Item 4.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
        THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

      Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

      Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF THE GROUP

      Not applicable.

ITEM 10. CERTIFICATION

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

-------------------                                          -------------------
CUSIP NO. 858119100                   13G/A                  Page 14 of 18 Pages
-------------------                                          -------------------

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 13, 2008


                               TPG-Axon Capital Management, LP
                               By:  TPG-Axon GP, LLC, general partner


                               By:  /s/  Dinakar Singh
                                    ----------------------
                                    Dinakar Singh
                                    Co-President


                               TPG-Axon Partners GP, LP
                               By: TPG-Axon GP, LLC, general partner


                               By:  /s/  Dinakar Singh
                                    ----------------------
                                    Dinakar Singh
                                    Co-President


                               TPG-Axon GP, LLC


                               By:  /s/  Dinakar Singh
                                    ----------------------
                                    Dinakar Singh
                                    Co-President


                              TPG-Axon Partners, LP
                               By:  TPG-Axon Partners GP, LP, general partner
                               By:  TPG-Axon GP, LLC, general partner


                               By:  /s/  Dinakar Singh
                                    ----------------------
                                    Dinakar Singh
                                    Co-President

-------------------                                          -------------------
CUSIP NO. 858119100                   13G/A                  Page 15 of 18 Pages
-------------------                                          -------------------


                               TPG-Axon Partners (Offshore), Ltd.


                               By:  /s/  Dinakar Singh
                                    ----------------------
                                    Dinakar Singh
                                    Director


                               Dinakar Singh LLC


                               By:  /s/  Dinakar Singh
                                    ----------------------
                                    Dinakar Singh
                                    Managing Member


                               /s/  Dinakar Singh
                               ---------------------------
                                    Dinakar Singh

-------------------                                          -------------------
CUSIP NO. 858119100                  13G/A                   Page 16 of 18 Pages
-------------------                                          -------------------



                                LIST OF EXHIBITS
                                 TO SCHEDULE 13G/A

                                                                            Page
                                                                            ----

1. Agreement to Make Joint Filing .........................................  17

-------------------                                          -------------------
CUSIP NO. 858119100                  13G/A                   Page 17 of 18 Pages
-------------------                                          -------------------


                                    EXHIBIT 1

                         AGREEMENT TO MAKE JOINT FILING



         Each of the undersigned acknowledges and agrees that the foregoing statement on Schedule 13G/A is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G/A shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.


Dated:  February 13, 2008


                               TPG-Axon Capital Management, LP
                               By:  TPG-Axon GP, LLC, general partner


                               By:  /s/  Dinakar Singh
                                    ----------------------
                                    Dinakar Singh
                                    Co-President


                               TPG-Axon Partners GP, LP
                               By: TPG-Axon GP, LLC, general partner


                               By:  /s/  Dinakar Singh
                                    ----------------------
                                    Dinakar Singh
                                    Co-President


                               TPG-Axon GP, LLC


                               By:  /s/  Dinakar Singh
                                    ----------------------
                                    Dinakar Singh
                                    Co-President

-------------------                                          -------------------
CUSIP NO. 858119100                   13G/A                  Page 18 of 18 Pages
-------------------                                          -------------------

                               TPG-Axon Partners, LP
                               By:  TPG-Axon Partners GP, LP, general partner
                               By:  TPG-Axon GP, LLC, general partner


                               By:  /s/  Dinakar Singh
                                    ----------------------
                                    Dinakar Singh
                                    Co-President


                               TPG-Axon Partners (Offshore), Ltd.


                               By:  /s/  Dinakar Singh
                                    ----------------------
                                    Dinakar Singh
                                    Director


                               Dinakar Singh LLC


                               By:  /s/  Dinakar Singh
                                    ----------------------
                                    Dinakar Singh
                                    Managing Member


                               /s/  Dinakar Singh
                               ---------------------------
                                    Dinakar Singh